Exhibit (e)(53)

PROMISSORY NOTE

$748,500

Denver, Colorado

January 30, 2002

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay, on demand on or after January 30, 2003, or on January 30, 2007 if no demand for payment has by then been made, to the order of UNITEDGLOBALCOM, INC., a Delaware corporation (the “Company,” and together with any of its successors or assigns, the “Holder”), at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, or at such other place as Holder may designate in writing from time to time, the principal sum of $748,500 or, if less, the unpaid principal balance of such amount, with interest as set forth in this Note.

From the date of this Note and until paid in full, interest on the outstanding principal amount of this Note shall accrue at a fixed rate of 6.5% per annum.

The Borrower may prepay this Note, in whole or in part, at any time without premium or penalty. All payments of the unpaid principal balance and interest will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature, unless the withholding of such taxes or duties is required by law. Any prepayments under this Note shall be credited first toward interest and the remainder toward principal.

This Note shall be governed by and construed in accordance with the laws of the State of Colorado. The Borrower hereby submits to the jurisdiction of the United States District Court for the District of Colorado and of any court of the State of Colorado sitting in Denver, Colorado, for purposes of all legal proceedings arising out of or related to this Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or later have to the lack of personal jurisdiction or laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in a court has been brought in an inconvenient forum. Notwithstanding the preceding two sentences, the Holder retains the right to bring any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Note in any court that has jurisdiction over the Borrower and subject matter.

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IN WITNESS WHEREOF, the Borrower has duly executed this Note as of January 30, 2002.

BORROWER:

/s/Albert M. Carollo

Name: